FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
BETWEEN
COUNTRYWIDE CREDIT INDUSTRIES, INC.
AND
ANGELO MOZILO

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment"), dated this 1st day of March, 2002 is entered into by and between Countrywide Credit Industries, Inc., a Delaware corporation (the "Employer"), and Angelo R. Mozilo (the "Officer").

W I T N E S S E T H:

         WHEREAS, the Employer and Officer entered into an employment agreement dated as of March 1, 2001 (the "Employment Agreement") to obtain the mutual benefit of the continued services of the Officer;

         WHEREAS, the Employer and Officer wish to amend the Employment Agreement effective January 1, 2003 to clarify the treatment of the incentive bonus calculation for years following a year in which no bonus is paid;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. Subject to Section 2 below, the language of Section 4(b), "Incentive Compensation," is hereby deleted and new language is inserted in its place as follows:

“(b) Incentive Compensation. Employer shall pay to Officer for each of the Fiscal Years during the term of this Agreement an incentive compensation award in the amount of the incentive compensation award paid to Officer in the previous Fiscal Year (the “Base Amount”), multiplied by a fraction (the “Performance Ratio”), the numerator of which is the earnings per share on a diluted basis of Employer as reported in the audited Financial Statements included in Employer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “EPS”) during such current Fiscal Year, and the denominator of which is the EPS for the previous Fiscal Year (the “Base EPS”) (adjusted proportionately in the event Employer (A) declares a stock dividend on its common stock, (B) subdivides its outstanding common stock, (C) combines the outstanding shares of its capital stock into a smaller number of common stocks or (D) issues any shares of its capital stock in a reclassification of the common stock (including any such reclassification in connection with a consolidation or merger in which Employer is the continuing or surviving corporation)); provided, however, that the Compensation Committee of the Board (the “Compensation Committee”) may reduce the amount of any incentive compensation award in the event there is a substantial distortion in EPS for the Fiscal Year in respect of which the award is being paid resulting from an acquisition, a divestiture, or a change in accounting standards. No incentive compensation award shall be payable hereunder in respect of any Fiscal Year in which EPS equals, or is less, than zero. For the purpose of calculating Officer’s incentive compensation award in respect of a Fiscal Year following a Fiscal Year in respect of which no incentive compensation award was payable, the Base Amount shall be deemed to be the amount of the most recent non-zero incentive compensation award paid to Officer (the “Deemed Base Amount”) and the Base EPS shall be deemed to be the EPS of the Fiscal Year in respect of which the Deemed Base Amount was paid to Officer. Employer shall pay the incentive compensation award described in this Section 4(b) for each Fiscal Year or portion thereof, as applicable, as early after the end of such Fiscal Year as practicable but in no event more than 90 days after the end of such Fiscal Year. In the event Officer’s employment hereunder shall terminate, other than (i) pursuant to Section 6(d) below or (ii) by reason of Officer’s resignation without Good Reason, on or before the last day of any Fiscal Year, Officer or his estate shall be entitled to receive an incentive compensation award for such portion of the Fiscal Year during which Officer was employed hereunder on the same terms as set forth in the foregoing provisions of this Section 4(b) except that it shall be calculated as follows: The compensation award as otherwise calculated pursuant to the foregoing provisions of this Section 4(b) shall be multiplied by a fraction, the numerator of which is the number of days during the Fiscal Year that Officer was employed hereunder, and the denominator of which is 365. Notwithstanding anything to the contrary in this Section 4(b), payment of any incentive compensation award hereunder must follow a decision by the Compensation Committee of the Board of Directors to the effect that the requisite performance levels were achieved.”

         2. This Amendment is subject to stockholder approval and, if approved, shall be effective January 1, 2003. In the event stockholders do not approve this amendment, the provisions of Section 4(b) of the Employment Agreement, as approved by stockholders at the 2000 Annual Meeting, shall remain in full force and effect.

         3. As amended herein, the Employment Agreement shall remain in full force and effect.

[The next page is the signature page.]

         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

ATTEST: /s/ Sandor E. Samuels Secretary	COUNTRYWIDE CREDIT INDUSTRIES, INC.

By:    Stanford L. Kurland

Title:    Executive Managing Director & Chief Operating
             Officer

Date:    July 26, 2002

OFFICER

/s/ Angelo R. Mozilo
Angelo R. Mozilo, in his individual capacity

Dated: